Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281222 and No. 333-273085) and Form S-8 (No. 333-271707, No. 333-270469, No. 333-257247, No. 333-195803, No. 333-195802, No. 333-134285 and No. 333-287232) of VSE Corporation of our report dated June 25, 2025 (except for Note 5 and Note 17, for which the date is January 23, 2026), relating to the consolidated financial statements of Precision Aviation Group (PAG) Holding Corp. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adjustments to prior period consolidated financial statements), included in this Current Report on Form 8-K of VSE Corporation.

/s/ Baker Tilly US, LLP

Peachtree Corners, GA

February 2, 2026